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                                                               EXHIBIT NO. 99.10


                                                      March 29, 1996




Massachusetts Investors Growth Stock Fund
500 Boylston Street
Boston, MA  02116

      Re: Post-Effective Amendment No. 61 to Registration Statement on Form
          N-1A (File No. 2-14677) (the "Registration Statement")

Gentlemen:

      I am Vice President and Associate General Counsel of Massachusetts Financial Services Company, which serves as investment adviser to Massachusetts Investors Growth Stock Fund (the "Fund") and the Assistant Secretary of the Fund. I am admitted to practice law in The Commonwealth of Massachusetts. The Fund was created under a written Declaration of Trust dated March 4, 1985, and executed and delivered in Boston, Massachusetts, as amended and restated January 18, 1995 (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

      I am of the opinion that the legal requirements have been complied with in the creation of the Fund, and that said Declaration of Trust is legal and valid.

      Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Fund for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article VI, Section 6.1, it is provided that the number of Shares of Beneficial Interest (without par value) ("Shares") authorized to be issued under the Declaration of Trust is unlimited.

      By vote adopted on January 18, 1995, the Trustees of the Fund determined to sell to the public the authorized but unissued shares of beneficial interest of the Fund for cash at a price which will net the Fund (before taxes) not less than the net asset value thereof, as defined in the Fund's By-Laws, determined next after the sale is made or at some later time after such sale.


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      The Fund is about to register under the Securities Act of 1933, as amended, 7,193,359 shares of beneficial interest by Post-Effective Amendment No. 61 to the Fund's Registration Statement. W. Thomas London, Treasurer of the Fund, has certified that the Fund received cash consideration for the issuance of each of the Shares of the Fund sold during the Fund's fiscal year ended November 30, 1995, including the 21,285,762 Shares which were sold in reliance upon Rule 24f-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended, at a price which netted the Fund (before taxes) not less than the net asset value per share, as defined in the Fund's Declaration of Trust, determined next after the sale was made.

      I am of the opinion that all necessary Fund action precedent to the issue of the Shares of the Fund, comprising the shares covered by Post-Effective Amendment No. 61 to the Registration Statement has been duly taken, and that all such shares may legally and validly be issued for cash, and when sold will be fully paid and nonassessable by the Fund upon receipt by the Fund or its agent of consideration thereof in accordance with the terms described in the Registration Statement, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the sale of securities.

      I consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 61 to the Registration Statement.

                                                Very truly yours,



                                                    JAMES R. BORDEWICK, JR.
                                                ---------------------------
                                                    James R. Bordewick, Jr.


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